Assurant Appoints Sari Granat to its Board

Strengthens breadth and depth of technology, information security and governance expertise

NEW YORK, May 12, 2022 — Assurant, Inc. (NYSE: AIZ), a leading global business services company that supports, protects and connects major consumer purchases, today announced the appointment of Sari Granat, President and Chief Operating Officer of Chainalysis, to its Board of Directors. Granat will serve on the company’s Nominating and Corporate Governance (NCG) committee.

“Sari is a seasoned executive who brings to the Board deep expertise in technology, information security, risk management, corporate governance and compliance – all critical areas to protecting and supporting Assurant’s growth momentum,” said Assurant Board Chair Elaine Rosen. “Sari’s appointment reflects our continued commitment to the diversity of our Board and I very much look forward to her perspective.”

Granat is currently President and Chief Operating Officer of Chainalysis, the blockchain data platform, where she advances its mission of bringing trust and transparency to the global cryptocurrency community. Prior to Chainalysis, Granat was Executive Vice President, Chief Administrative Officer and General Counsel at IHS Markit, where she was responsible for information security, information technology, legal, risk management, privacy and compliance for the formerly NYSE-listed $45+ billion data, analytics and technology company prior to its merger with S&P Global in February 2022. She led technology transformation and steered the company through its initial public offering in 2014 and its merger with S&P Global.

Before IHS Markit, Granat was Chief Administrative Officer and head of business development at TheMarkets.com LLC, a financial technology and data provider. She also served in senior legal and strategy positions at Dow Jones & Company and Kaplan, Inc. Granat began her career in the antitrust and trade regulation group at the global law firm Skadden, Arps, Slate, Meagher & Flom LLP. Granat currently serves on the board of ComplySci, a provider of regulatory technology solutions for the financial services sector, Venture Global LNG, an exporter of U.S. liquified natural gas, and Opening Act, a nonprofit that advances arts equity by providing free theater programs to New York City’s highest need public schools. She has also served on the CxO Advisory Council for VMware and on the General Counsel Steering Committee for the National Association of Corporate Directors. Granat holds a B.A. in English from Yale University and a J.D. from New York University School of Law.

“As we strive to become the leading global business services company supporting the advancement of the connected world, Sari’s knowledge and perspective will be invaluable,” said Assurant President and CEO Keith Demmings. “I look forward to benefitting from her broad expertise across a range of issues and opportunities.”

About Assurant
Assurant, Inc. (NYSE: AIZ) is a leading global business services company that supports, protects and connects major consumer purchases. A Fortune 300 company with a presence in 21 countries, Assurant supports the advancement of the connected world by partnering with the world’s leading brands to develop innovative solutions and to deliver an enhanced customer experience through mobile device solutions, extended service contracts, vehicle protection services, renters insurance, lender-placed insurance products and other specialty products.

Learn more at assurant.com or on Twitter @Assurant.

Media Contacts:
Linda Recupero
Senior Vice President, Global Enterprise Communications
Phone: 201.519.9773
linda.recupero@assurant.com

Stacie Sherer
Vice President, Corporate Communications
Phone: 917.420.0980
stacie.sherer@assurant.com

Investor Relations Contacts:
Suzanne Shepherd
Senior Vice President, Investor Relations and Sustainability
Phone: 201.788.4324
suzanne.shepherd@assurant.com

Sean Moshier
Assistant Vice President, Investor Relations
Phone: 914.204.2253
sean.moshier@assurant.com